Exhibit 99.2
FOR IMMEDIATE RELEASE

Investor Relations Contact	Media Contact
Jon Puckett	Lesley Pool
Vice President/Investor Relations	Senior Vice President/
Affiliated Computer Services, Inc.	Chief Marketing Officer
214-841-8281	Affiliated Computer Services, Inc.
jon.puckett@acs-inc.com	214-841-8028
lesley.pool@acs-inc.com
ACS Stock Option Investigation Ongoing;
Delay in Form 10-K Filing
DALLAS, TEXAS: September 28, 2006 — Affiliated Computer Services, Inc. (NYSE: ACS), a premier provider of business process outsourcing and information technology solutions, announced today that it is not in a position to file its annual report on Form 10-K for its fiscal year ended June 30, 2006 by September 28, 2006, which was the additional time period permitted under the SEC rules for an issuer to be deemed to have filed in a timely manner.
As previously announced, ACS is conducting an internal investigation into its historical stock option practices during the period 1994 to date and related disclosure in its Form 10-Q, filed May 15, 2006, in response to a pending informal investigation by the Securities and Exchange Commission and a grand jury subpoena issued by the United States Attorney for the Southern District of New York. The internal investigation is ongoing, and is expected to be completed in the Company’s second fiscal quarter. The Company will not be in a position to determine the timing for the filing of its Form 10-K until the investigation is complete and the Company’s independent auditors have had the opportunity to review the investigation’s findings.
The Company has notified the New York Stock Exchange, Inc., that the Company failed to file its Form 10-K in a timely manner, and, as a result, the Company is subject to the procedures specified in the NYSE’s listed company manual. As a result, among other things, the NYSE will monitor the Company and the filing status of the Form 10-K. If the Company has not filed its Form 10-K within six months of its filing due date, the NYSE will determine whether the Company should be given up to an additional six months to file its Form 10-K or may instead commence suspension and delisting procedures. The Company expects to receive a letter from the NYSE regarding these procedures.

In addition, the Company has received an amendment, consent, and waiver from the lenders under its March 2006 Credit Facility with respect to, among other provisions, certain of the covenants of the Company under the credit facility, including the requirement that the Company deliver audited financial statements within 90 days of the end of its fiscal year. Approximately $2.0 billion in borrowings are outstanding under the credit facility and the amendment, consent, and waiver requires that audited financial statements be obtained by December 31, 2006. The amendment, consent, and waiver will be filed by the Company on Form 8-K in connection with this press release.
ACS, a global FORTUNE 500 company with more than 55,000 people supporting client operations reaching nearly 100 countries, provides business process outsourcing and information technology solutions to world-class commercial and government clients. The Company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS.” ACS makes technology work. Visit ACS on the Internet at www.acs-inc.com.
The statements in this news release that do not directly relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties, many of which are outside the Company’s control. As such, no assurance can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Factors could cause actual results to differ materially from such forward-looking statements. For a description of these factors, see the Company’s prior filings with the Securities and Exchange Commission, including our most recent filing. ACS disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future event, or otherwise.